EXHIBIT 99.3

UNSECURED PROMISSORY NOTE

$2,000,000 (U.S.)	LAS VEGAS, NEVADA
10.75% PER ANNUM	NOVEMBER 1, 2004

For value received, G&L Senior Care Properties, LLC., a Nevada limited liability company (together with its respective successors and assigns, collectively called “Borrower”), hereby executes this non-recourse unsecured promissory note (this “Note”) in favor of and promises to pay to the order of G&L Realty Partnership, L.P., a Delaware limited partnership (together with its successors and assigns who become holders of this Note, collectively called “Lender”), the principal amount of Two Million and no/100ths Dollars ($2,000,000) (the “Principal Amount”) and interest on the unpaid principal balance from the date hereof at a rate of ten and 75/100ths percent (10.75%) per annum until this Note is paid off and satisfied in full. Interest hereunder shall be calculated for the actual number of days elapsed on the basis of a 360-day year. This Note is intended to comply with the provisions of Internal Revenue Service Procedure 2003-65, 2003-32 I.R.B. 336.

1. Borrower shall make: (a) monthly interest payments, due on the first day of each month commencing on December 1, 2004 (the “Initial Payment Date”); and (b) a single lump sum payment representing the balance of principal and interest owed on this Note on the six (6) month anniversary of the Initial Payment Date (the “Maturity Date”). Said payment shall include all unpaid principal and any accrued and unpaid interest under this Note. On the Maturity Date, this Note shall be due and payable in full. All payments on this Note shall, at the option of Lender, be applied first to the payment of accrued interest then payable, and then to outstanding principal. Notwithstanding the foregoing, the entire unpaid principal and any accrued and unpaid interest shall be immediately due and payable in full, without any notice from Lender, upon any voluntary bankruptcy, or upon any involuntary bankruptcy of Borrower (where in the case of any filing of an involuntary bankruptcy, such petition is not dismissed within ninety (90) days).

2. Borrower may prepay the unpaid principal balance of this Note, either in part or in full, at anytime without penalty.

3. Time is of the essence with respect to every provision hereof. If payment is not paid within fifteen (15) calendar days on or after the Maturity Date, the amount under this Note so unpaid shall bear interest from the date such was due until paid at the default rate of nineteen percent (19%) per annum (the “Default Rate”). If payment is not made within fifteen (15) calendar days on or after the Maturity Date, this Note shall be in default and, if such default is not cured within fifteen (15) calendar days of the Borrowers’ receipt of written notice of such default from Lender, all principal, interest and charges (if any) owing on this Note shall become immediately due and payable at the option of Lender.

4. Both principal and interest, if applicable, shall be paid by Borrower in lawful money of the United States of America such that Lender has received immediately available funds for the credit of Borrower not later than 3:00 p.m. Las Vegas, Nevada local time on the date that such payment is due. Any payment made after 3:00 p.m. Las Vegas, Nevada local time shall be deemed received on the next business day. If any payment becomes due on any day which is not a business day, such payment shall be made on the next succeeding business day.

5. If any attorney is engaged by Lender or if Lender incurs any costs, expenses or losses related to Borrower’s default hereunder, or to enforce or defend any provision of this Note, then Borrower shall pay upon demand the reasonable attorneys’ fees and all costs, expenses and losses so incurred by Lender together with interest thereon until paid at the interest rate quoted herein as if such unpaid attorneys’ fees and all costs, expenses and losses had been added to the principal owing hereunder. Interest on the amount of attorneys’ fees and all costs, expenses and losses so unpaid shall be compounded monthly and shall be due and payable upon demand.

6. No waiver of any provision hereunder shall be implied from any failure of Lender to take or any delay by Lender in taking action with respect to any such provision or from any previous waiver of any similar or unrelated provision. A waiver of any term of this Note must be made in writing by Lender and shall be limited to the express written terms of such waiver.

7. Borrower waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and late charges and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights and interests in and to properties securing payment of this Note.

8. This Note has been delivered by Borrower to Lender on the date hereof in Las Vegas, Nevada and shall be construed and enforced in accordance with the laws of the State of Nevada, except to the extent that Lender shall at any time have greater rights under Federal law; and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any federal or state court within the State of Nevada selected by Lender and also consent to service of process by any means authorized by Nevada or federal law.

9. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the debt evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money advanced or to be advanced under this Note exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other agreement, evidencing or securing the debt, at the time performance of such provisions shall be due, shall involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if from any circumstances, Lender shall ever receive as interest an amount which would exceed the highest lawful rate applicable to the Borrower, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the debt evidenced hereby and not to the payment of interest.

BORROWER:

G&L SENIOR CARE PROPERTIES, LLC, a Nevada limited liability company

By:	/s/ Daniel M. Gottlieb
Daniel M. Gottlieb
Its:	Managing Director